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                                                                 Exhibit 3.8


                              MPT ACQUISITION CORP.

                            CERTIFICATE OF AMENDMENT

                                       TO

                          CERTIFICATE OF INCORPORATION

      MPT Acquisition Corp., a Delaware corporation (the "Corporation"), does hereby certify, pursuant to Section 241 of the General Corporation Law of the State of Delaware, that:

      FIRST: The Corporation has not received any payment for any of its stock.

      SECOND: Pursuant to Section 141(f) of the General Corporation Law of the State of Delaware and Section 3.17 of the Corporation's By-Laws, by written consent of the Board of Directors of the Corporation dated May 18, 1994, resolutions were duly adopted proposing an Amendment to the Certificate of Incorporation of the Corporation changing Article Fourth of the Certificate of Incorporation as follows:

      RESOLVED:   That it is deemed advisable and in the best interests of the
                  Corporation to amend Article Fourth of its Certificate of Incorporation to read as set forth below:

                        "FOURTH: The total number of share, of capital stock
                  which the corporation shall have authority to issue is fifty thousand (50,000), and the par value of each of such shares is One Cent ($0.01), amounting in the aggregate to Five Hundred Dollars ($500.00) of capital stock."

      RESOLVED:   That the Corporation be and it hereby is authorized and
                  directed to amend its Certificate of Incorporation as set forth in the foregoing resolution and that the appropriate officers of the Corporation be and they hereby are authorized and directed to execute and deliver any and all documents or certificates deemed necessary to effectuate the proposed amendment outlined above, including a Certificate of Amendment to the Certificate of Incorporation for filing with the Delaware Secretary of State.

      Accordingly, Article Fourth of the Certificate of Incorporation of the Corporation is hereby amended to read as follows:

            "FOURTH: The total number of shares of capital stock which the corporation shall have authority to issue in fifty thousand (50,000), and the par value of each of such shares is One Cent ($0.01), amounting in the aggregate to Five Hundred Dollars ($500.00) of capital stock"

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      IN WITNESS WHEREOF, MPT Acquisition Corp. has caused this Certificate of
Amendment to its Certificate of Incorporation to be executed by Keith C. Shaughnessy, its President, and attested by Stuart I. Mathews, its Secretary, this 18th day of May, 1994.

                                    MPT ACQUISITION CORP.

                                    By:/s/ Keith C. Shaughnessy
                                       ------------------------
                                       Keith C. Shaughnessy
                                       President

Attest:

By:/s/ Stuart I. Mathews
   ---------------------
   Stuart I. Mathews
   Secretary


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